H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the S&P 500 ® Daily Risk Control 5% Excess Return Index (the “Index”). The Index attempts to provide variable notional exposure to the S&P 500 ® Total Return Index (the “Underlying Index”), while targeting an annualized volatility of 5%, subject to the deduction, on a daily basis, of the notional financing cost. The Underlying Index consists o f stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets and is calculated on a total - return basis ( i.e ., dividends and other distributions are notionally reinvested). Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Daily Risk Control 5% Excess Return Index Index Ticker: SPXT5UE Pricing Date: June 27, 2023 Observation Date: June 29, 2026 Maturity Date: July 2, 2026 Contingent Digital Return: At least 18.00%* Payment at Maturity: If the Final Value is greater than or equal to the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Contingent Digital Return) If the Final Value is less than the Initial Value, you will receive the principal amount of your notes at maturity. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133XHT6 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48133XHT6/doctype/Product_Termsheet/document .pdf Supplement: Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1 ,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than th e price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. *The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 18.00%. **Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purpos es. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Total Return on the Notes Index Return Final Value 18.00% 80.00% 180.00 18.00% 65.00% 165.00 18.00% 50.00% 150.00 18.00% 40.00% 140.00 18.00% 30.00% 130.00 18.00% 20.00% 120.00 18.00% 18.00% 118.00 18.00% 10.00% 110.00 18.00% 5.00% 105.00 18.00% 1.00% 101.00 18.00% 0.00% 100.00 0.00% - 5.00% 95.00 0.00% - 10.00% 90.00 0.00% - 20.00% 80.00 0.00% - 40.00% 60.00 0.00% - 60.00% 40.00 0.00% - 80.00% 20.00 0.00% - 100.00% 0.00 3yr SPXT5UE Capped Digital Notes North America Structured Investments Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 2 - II dated April 18, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated June 1, 2023 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 3yr SPXT5UE Capped Digital Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Selected Risks • The notes may not pay more than the principal amount at maturity. • The level of the Index will include the deduction of a notional financing cost. • Your maximum gain on the notes is limited to the Contingent Digital Return. • Your ability to receive the Contingent Digital Return may terminate on the Observation Date. • The Index may not be successful and may not outperform the Underlying Index. • The Index may not approximate its target volatility. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co., is currently one of the companies that make up the Underlying Index and the Index. • The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. • The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.